Exhibit 10.1
CNX GAS CORPORATION
LONG-TERM INCENTIVE PROGRAM
     CNX GAS CORPORATION, a Delaware corporation (the “Company”), hereby establishes this CNX GAS CORPORATION LONG-TERM INCENTIVE PROGRAM (the “Program”), in accordance with the provisions of the CNX Gas Corporation Equity Incentive Plan, as amended (the “Plan”), and the terms provided herein.
     WHEREAS, the Company maintains the Plan for the benefit of its key employees and that of its Affiliates; and
     WHEREAS, in order to further align the interests of key employees with the interests of the stockholders, the Company desires to provide long-term incentive compensation; and
     WHEREAS, the Program is intended to enhance the Company’s ability to retain the employment of participants in the Program, and also to protect the Company’s legitimate business interests, including its confidential information, customer relationships, and good will, through the use of restrictive covenants; and
     WHEREAS, Section 8 of the Plan authorizes the Company to make performance-based awards.
     NOW, THEREFORE, the Independent Subcommittee of the Compensation Committee of the Company’s Board of Directors (including any successor to its duties, the “Independent Subcommittee”) hereby adopts the terms of the Program on the following terms and conditions:
     1. Purpose. The purposes of the Program are to: (i) provide long-term incentive compensation to key employees to further align their interests with those of the Company’s stockholders; and (ii) protect the Company’s legitimate business interests, including its confidential information, customer relationships, and good will, through the use of restrictive covenants. In addition to the terms and conditions set forth herein, awards under the Program are subject to, and governed by, the terms and conditions set forth in the Plan, which are hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Program and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Program and the Plan, the Plan shall control.
     2. Effective Date. The effective date of this Program is October 11, 2006. The Program will remain in effect until the earlier of December 31, 2009 or the closing date of a Change in Control event as defined in the Plan, unless otherwise terminated sooner as provided in Section 23 (“Termination Date”).
     3. Eligibility. The Chief Executive Officer of the Company (the “CEO”) shall nominate the employees of the Company and its Affiliates who shall be eligible to participate in the Program. The Independent Subcommittee shall select from the nominated employees those individuals who shall participate in the Program (the “Participants”). In the event that an employee is hired by the Company or an Affiliate during the Performance Period, upon nomination by the CEO, the Independent Subcommittee shall determine whether such employee will become a Participant in the Program.
     4. Performance Share Unit Awards.
4.1.	The Independent Subcommittee shall determine the number of performance share units (the “Performance Share Units”) to be awarded to each Participant. Each Performance Share Unit awarded under the Program shall represent a contingent right to receive a cash payment, determined by reference to the value of one share of the Company’s common stock as described more fully herein, to the extent such Performance Share Unit is earned and becomes payable pursuant to the terms of this Program. Notwithstanding, Performance Share Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the value of benefits, if any, to be paid under the Program.
4.2.	Performance Units shall be increased and/or decreased in accordance with the terms of the Program as described more fully herein. Notwithstanding any provision of this Plan to the contrary, the Independent Subcommittee shall not use its discretionary authority to increase the number of Performance Share Units that would otherwise be earned upon attainment of the Performance Condition (as defined below) with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code.
     5. Performance Condition of the Performance Share Units. Subject to Section 9, the total number of Performance Share Units that will be earned by a Participant will be based on the Company’s total stockholder return (the “Performance Condition”) relative to the total stockholder return of each company in the peer group (as set forth on Attachment A), for the period of October 11, 2006 to the Termination Date (the “Performance Period”); provided, however, that the ability to earn Performance Share Units and to receive payment thereon under the Program is expressly contingent upon achievement of the threshold for the Performance Condition and otherwise satisfying all other terms and conditions of the Program. For purposes of this Program, total stockholder return for the Performance Period will be calculated as follows:
Step 1
     A “Beginning Point” will be established for the Company and each company in the peer group. This Beginning Point will be defined as one share of stock with a value equal to the average closing stock price as reported in The Wall Street Journal for the ten (10) business day period beginning on October 11, 2006 (or the first business day immediately thereafter) for each company.
Step 2
     Dividends paid for each company will be cumulatively added to the Beginning Point as additional shares of such company’s stock. The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added. The total number of shares accumulated during the Performance Period, if any, plus the Beginning Point will be referred to as the Total Units Held at Ending Point.
Step 3
     Except as provided in the following sentence, an “Ending Point” will be defined as Total Units Held at Ending Point for each company times the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of the Performance Period for each company. In the event of a Change in Control as then defined in the Plan, the Ending Point will be defined as the Total Units Held at Ending Point times the average of the closing price as reported in The Wall Street Journal for the ten (10) business days preceding the closing of the Change in Control transaction.
Step 4
     Total Stockholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result. Each company, including the Company, will be ranked in descending order by the TSR so calculated; provided, however, if a member of the peer group ceases to exist during the Performance Period due to a cash merger, tender offer, or otherwise, such member shall be excluded from all determinations to be made under the Program.
Step 5
     The Performance Share Units earned by a Participant will be determined by multiplying the Participant’s Performance Share Units by the applicable “Percent of Performance Share Units Earned” that corresponds to the Company’s “Percentage Ranking in TSR” for the Performance Period, as set forth in the schedule shown below.

OUTCOME RELATIVE TO PEER GROUP TSR
		Percent of
	Percentage	Performance
Level of Performance	Ranking in TSR	Units Earned

Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Outstanding	75th percentile	200%
Maximum	90th percentile or greater	250%
Note: Interpolation between points will be made on a straight line basis. Below the 25th percentile and above the 90th percentile, there shall be no interpolation.

     6. Issuance and Distribution.
6.1.	After the end of the Performance Period, the Independent Subcommittee shall certify in writing the extent to which the applicable Performance Condition and any other material terms of the Program have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Independent Subcommittee meeting in which the certification is made may be treated as written certification.
6.2.	Subject to the terms and conditions of this Program: (i) Performance Share Units earned by a Participant will be settled and paid in cash by the Company or its Affiliates, as applicable, the amount of which shall be calculated based upon each Performance Share Unit being equal in value to a corresponding share of Company common stock as of the last day of the Performance Period, as soon as practicable following the end of the Performance Period on a date determined in the Company’s discretion, but in no event later than two and one-half months after the end of the Performance Period (the “Payment Date”); and (ii) in the event of a Change in Control, the value of such units will be distributed in cash on the closing date of the Change in Control transaction (the “CiC Payment Date”), and such value shall be determined as of the closing date of such transaction with the closing date of such transaction being deemed the last day of the Performance Period and calculated in accordance with the provisions of Section 5 herein. Notwithstanding the foregoing, no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be become payable or paid prior to approval of the Plan’s material terms by the Company’s stockholders.
     7. Change in Control. Upon a Change in Control, unless otherwise provided by separate agreement between the Company and the Participant, in the event that any benefits under this Program, either alone or together with any other payments or benefits otherwise owed to the Participant by the Company on or after a Change in Control would, in the Company’s good faith opinion, be deemed under Section 280G of the Code, or any successor provision, to be parachute payments, the benefits under this Program shall be reduced to the extent necessary in the Company’s good faith opinion so that no portion of the benefits provided herein shall be considered excess parachute payments under Section 280G of the Code or any successor provision. The Company’s good faith opinion shall be conclusive and binding upon the Participant.
     8. Dividends. Each Performance Share Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional units. These additional units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs using the closing stock price of the Company’s common stock as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Program applicable to Performance Share Units.
     9. Change in Participant’s Status. In the event a Participant’s employment with the Company or any Affiliate shall terminate prior to the Payment Date or the CiC Payment Date, as applicable, for any reason other than the death or Disability of the Participant, the Performance Share Units awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate. In the event a Participant’s employment with the Company or any Affiliate shall terminate due to death or Disability during the Performance Period, the Participant shall be entitled to a prorated portion of the Performance Share Units, to the extent earned pursuant to the provisions of this Program, determined at the end of the Performance Period and based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period (or the number of remaining months in the Performance Period if the Participant is admitted after the start of the Performance Period). Any payments due a deceased Participant shall be paid to his estate as provided herein after the end of the Performance Period.
     10. Responsibilities of the Independent Subcommittee. In addition to the authority granted to the Independent Subcommittee under the Plan, the Independent Subcommittee has responsibility for all aspects of the Program’s administration, including but not limited to: ensuring that the Program is administered in accordance with the provisions of the Program and the Plan; approving Participants; authorizing Performance Share Unit awards to Participants; and adjusting Performance Share Units as authorized hereunder consistent with the terms of the Program. All decisions of the Independent Subcommittee under the Program shall be final, conclusive and binding on all interest parties. No member of the Independent Subcommittee shall be liable for any action or determination made in good faith on the Program or any Performance Share Units awarded thereunder.
     11. Tax Consequences/Withholding.
11.1.	It is intended that: (i) a Participant’s Performance Share Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Section 409A and 3121(v)(2) of the Code; and (ii) a Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
11.2.	A Participant shall timely remit to the Company all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Share Units. Such payment shall be made to the Company in full, in cash or check, or as otherwise authorized under the terms of the Plan.
11.3.	This Program is intended to satisfy all applicable requirements of Section 409A of the Code and shall be construed accordingly. The Company in its discretion may delay payment on Performance Share Units, or take any other action it deems necessary to comply with the requirements of Section 409A of the Code, including amending the Program, without Participant consent, in any manner it deems necessary to cause the Program to comply with the applicable requirements of Section 409A of the Code. Notwithstanding, Section 409A of the Code may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this

Program or the Plan shall be construed to obligate the Company or any Affiliate for any such taxes or other charges.
11.4.	Notwithstanding any provision of the Program to the contrary, if an award of Performance Share Units under this Program is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Program would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
     12. Non-Competition.
12.1.	The Participants hereunder agree that this Section 12 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to Participants and other employees of the Company. The Participants acknowledge and recognize the highly competitive nature of the business of the Company and its Affiliates and accordingly agree that during the term of each of their employment and for a period of two (2) years after the termination thereof:
     (a) The Participants will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted business;
     (b) The Participants will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Affiliates;
     (c) The Participants will not directly or indirectly induce any employee of the Company or any of its Affiliates to (1) engage in any activity or conduct which is prohibited pursuant to this subparagraph 12(a), or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Participants will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and

     (d) The Participants will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (i) — (iii) above.
12.2.	It is expressly understood and agreed that although the Participants and the Company consider the restrictions contained in this Section 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Program is an unenforceable restriction against any Participant, the provisions of this Program shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Program is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 12 shall be extended by any amount of time that a Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.
     13. Confidential Information and Trade Secrets. The Participants and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participants will not at any time during or after a Participant’s employment with the Company (including any Affiliate) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participants agree that upon termination of employment with the Company (including any Affiliate) for any reason, the Participants will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participants may retain personal notes, notebooks and diaries. The Participants further agree that the Participants will not retain or use for their own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
     14. Remedies/Forfeiture.
14.1.	The Participants acknowledge that a violation or attempted violation on a Participant’s part of Sections 12 and 13 will cause irreparable damage to the Company and its Affiliates, and the Participants therefore agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participants or a Participant’s employees, partners or agents. The Participants agree that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity. Specifically, the Participants agree that such right to an injunction is cumulative and in addition to the Participants’ obligations to make timely payment to the Company as set forth in Section 14(b) of this Program. The Participants further acknowledge and agree that a Participant’s Performance Share Units shall be cancelled and forfeited without payment by the Company if such Participant breaches any of his or her obligations set forth in Sections 12 and 13 herein.
14.2.	At any point after becoming aware of a breach of any obligation set forth in Sections 12 and 13 of this Program, the Company shall provide notice of such breach to a Participant. By agreeing to participate in this Program, the Participants agree that within ten (10) days after the date the Company provides such notice, a Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under of this Program within the six (6) months prior to the date of the earliest breach. The Participants agree that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Program, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a Participant’s breach of the obligations set forth in Sections 12 and 13. The Participants agree that timely payment to the Company as set forth in this provision of the Program is reasonable and necessary because the compensatory damages that will result from breaches of Sections 12 and/or 13 cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Program is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 14.
     15. Assignment/Nonassignment.
15.1.	The Company shall have the right to assign this Program, including without limitation Sections 12 and 13, and the Participants agree to remain obligated by all provisions of this Program that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Program.
15.2.	The Performance Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by a Participant to Transfer the Performance Share Units in violation of the terms of the Program shall render the

Performance Share Units null and void, and result in the immediate forfeiture of such Performance Share Units, without payment by the Company.
     16. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
     17. Successors; Changes in Stock. The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company. If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Performance Share Units and the shares of Company common stock on which the Performance Condition is based shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such shares and Performance Share Units had been actual Company shares and outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution. In the event of any spin-off, split-off or split-up, dividend in property other than cash, recapitalization or other change in the capital structure of the Company, or any merger, consolidation, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing, or extraordinary distribution to stockholders of the Company’s common stock, the Performance Share Units and the shares of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m) and Section 409A.
     In the case of a Change in Control, any obligation under the Program shall be handled in accordance with the terms of Sections 6 and 7 hereof. In any case not constituting a Change in Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the Performance Share Units constituting an award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each Performance Share Unit constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the share of Company common stock on which the Performance Condition is based shall be appropriately and equitably adjusted. In the case of any such adjustment, the Units shall remain subject to the terms of the Program.
     18. Governing Law, Jurisdiction, and Venue.
18.1.	This Program shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

18.2.	Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Program (whether such action or proceeding arises under contract, tort, equity or otherwise). Participant hereby irrevocably waives any objection which Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
18.3.	Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
18.4.	Provided that the Company commences any such action or proceeding in the courts identified in Section 18(c), Participant irrevocably waives Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Participant agrees to reimburse the Company for all of the attorneys fees and costs it incurs to oppose Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 18(c) with respect to actions arising out of or relating to this Program (whether such actions arise under contract, tort, equity or otherwise).
     19. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Program shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     20. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     21. Funding. The Program is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Program or the Plan and no action taken pursuant to the provisions of this Program or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.
     22. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.
     23. Amendment or Termination of this Program. This Program may be modified, amended, suspended or terminated by the Independent Subcommittee at any time. Any suspension or termination shall automatically cause a Termination Date effective as of the date of approval or such other date as specified by the Company. Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and a Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Program document.

ATTACHMENT A
Anadarko Petroleum Corporation
Berry Petroleum Co CL A
Bill Barrett Corp.
Cabot Oil & Gas Corporation
Canadian Natural Resources Limited
Chesapeake Energy Corporation
Cimarex Energy Co.
Comstock Resources, Inc.
Denbury Resources, Inc.
EOG Resources, Inc.
Equitable Resources, Inc.
Forest Oil Corporation
Newfield Exploration Company
Northwest Natural Gas Company
Pengrowth Energy Trust
Penn Virginia Corp.
Petrohawk Energy Corporation
Plains Exploration & Production Company
Pogo Producing Company
Provident Energy Trust
Quicksilver Resources Inc.
Range Resources Corporation
Southwestern Energy Company
St. Mary Land & Exploration Company
Stone Energy Corporation
The Houston Exploration Company
Ultra Petroleum Corp.
XTO Energy Inc.